Exhibit 99.1

The Wendy’s Company reports 2014 second-quarter results and reaffirms 2014 outlook

Company-operated restaurants generate same-restaurant sales growth of 3.9%;

Adjusted EBITDA and Adjusted EPS in line with Company’s expectations

Company-operated restaurant margin increases 110 bps, from 16.7% to 17.8%

Company announces accelerated Canadian growth strategy, plans to franchise all Company-operated restaurants in Canada and increase franchisee restaurant development

Board authorizes $100 million share repurchase program

Dublin, Ohio (August 7, 2014) – The Wendy’s Company (NASDAQ: WEN) today reported unaudited results for the second quarter ended June 29, 2014. As part of its ongoing system optimization initiative, the Company also announced a plan to sell all of its Company-operated Canadian restaurants to franchisees and reinvest the sale proceeds to promote incremental development of franchised restaurants in Canada.

President and Chief Executive Officer Emil Brolick said that the Company’s second-quarter results and accelerated Canadian growth initiative reflect the continued progress of its ongoing brand transformation. “Our second-quarter Adjusted EBITDA and Adjusted Earnings Per Share growth were in line with our expectations,” Brolick said. “Also included in our expectations was a 20-percent year-over-year net reduction in revenue resulting from the franchising of 418 Company-operated restaurants during the past year. Our Image Activation program and spring product promotions, including our Tuscan Chicken on Ciabatta sandwich and our new Asian Cashew Chicken, Barbeque Ranch Chicken and Strawberry Fields Chicken salads, helped drive sales in the second quarter by successfully leveraging our brand heritage of quality and innovation.”

Brolick said the sale of approximately 135 Company-operated Canadian restaurants will further unlock the Company’s growth potential in North America by generating incremental commitments for its Image Activation program and the development of new franchised restaurants in Canada. “We believe a franchise model will help us penetrate the market more quickly than under a Company-operated restaurant model, as we plan to grow our Canadian restaurant base by approximately one-third and reimage approximately 60 percent of our Canadian restaurants by 2020,” Brolick said. “In addition, we anticipate that the Canadian growth strategy will benefit the quality and consistency of our earnings through increased rental income and royalties.

“Along with our new Canadian growth strategy, our goal of returning our U.S. restaurant system to positive net development will be a key component of our long-term strategic plan,” Brolick said.

Second-quarter 2014 summary

Highlights from the second quarter include the following (see “Disclosure Regarding Non-GAAP Financial Measures” below for a reconciliation of the non-GAAP measures included herein, i.e., Adjusted EBITDA and Adjusted Earnings Per Share):

•	Wendy’s® Company-operated restaurants generated a same-restaurant sales increase of 3.9 percent in the second quarter of 2014. Franchise same-restaurant sales in North America increased 3.1 percent during the quarter. The differential between Company-operated and franchise same-restaurant sales was primarily due to a higher number of Company-operated Image Activation restaurants in operation during the quarter.

•	Consolidated revenues were $523.4 million in the second quarter of 2014, compared to $650.5 million in the second quarter of 2013. The 19.5 percent decrease resulted from lost revenue following the sale of 418 Company-operated restaurants to franchisees as part of the Company’s system optimization initiative, partly offset by same-restaurant sales growth and increases in both rental income and franchise royalties.

•	Company-operated restaurant margin was 17.8 percent in the second quarter of 2014, compared to 16.7 percent in the second quarter of 2013. The 110-basis point margin improvement was due primarily to higher same-restaurant sales, and the positive impact of the Company’s system optimization initiative. Partly offsetting these benefits was an increase in commodity costs of 80 basis points, primarily from higher beef prices.

•	General and administrative expense was $67.0 million in the second quarter of 2014, compared to $74.8 million in the second quarter of 2013. The decrease resulted primarily from cost savings related to the Company’s system optimization initiative.

•	Adjusted EBITDA was $104.2 million in the second quarter of 2014, up 2.1 percent compared to second-quarter 2013 Adjusted EBITDA of $102.1 million, despite a 19.5-percent year-over-year net reduction in revenue resulting from the franchising of 418 Company-operated restaurants during the past year.

•	Operating profit was $63.9 million in the second quarter of 2014, compared to $57.0 million in the second quarter of 2013. The 12.1 percent increase resulted in part from a higher margin rate in 2014 compared to 2013. The 2014 results include Facilities action charges (net of benefits) of $0.9 million, compared to $6.4 million in 2013. The 2014 results include Other operating expense of $4.4 million, primarily related to increased rent expense from real estate subleased to franchisees, compared to $0.4 million in 2013.

•	Net income attributable to The Wendy’s Company was $29.0 million in the second quarter of 2014, compared to $12.2 million in the second quarter of 2013. In addition to the items cited in Operating profit above, the Net income results include an effective tax rate of 43.8 percent in the second quarter of 2014 compared to 29.6 percent in the second quarter of 2013. The higher tax rate was primarily the result of the previously disclosed effects of changes in New York state tax law, along with the Company’s system optimization initiative. The 2013 Net income results also include a $21.0 million pretax charge from the early extinguishment of debt.

•	Adjusted Earnings Per Share were $0.09 in the second quarter of 2014, compared to $0.08 in the second quarter of 2013.

•	Reported earnings per share were $0.08 in the second quarter of 2014, compared to earnings per share of $0.03 in the second quarter of 2013.

“Based on our results to date and the current trends in our business, we are reaffirming our 2014 Adjusted EBITDA and Adjusted Earnings Per Share outlook,” Brolick said. “We also remain confident in our longer-term outlook, as our Image Activation strategy is driving top-line growth in our core business.”

Company announces accelerated Canadian growth strategy, including plan to sell all Company-operated restaurants in Canada to new and existing franchisees

The Company plans to further optimize its restaurant portfolio through a more focused geographic concentration of its Company ownership with the sale of approximately 135 Company-operated restaurants in Canada to new and existing franchise operators. The Company is targeting the end of the first quarter of 2015 for the completion of these transactions. The Company plans to retain its ownership of TimWen Partnership, its Canadian restaurant real estate joint venture with Tim Hortons Inc.

Brolick said selling 100 percent of the Company’s operations in Canada to franchisees will create a strong platform for future growth. “We believe this strategy will accelerate our commitment to growth in Canada and complement our goal of returning our U.S. restaurant system to positive net development,” Brolick said. “With each transaction, we intend to generate new commitments for our Image Activation program and development of new franchised restaurants in Canada. We also plan to reinvest the sale proceeds in the growth of franchised restaurants in Canada, using such strategies as turnkey development programs.

“Going forward, we expect that we will continue to own a core portfolio of Company-operated restaurants in the United States, which we believe is critical to demonstrating leadership to our franchisee base,” Brolick said.

The Company intends to prioritize the sale of its Canadian restaurants to well-capitalized new and existing franchisees with a demonstrated history of operational excellence and a stated commitment to implement the Company’s Image Activation restaurant development and reimaging strategy. The Company expects the following benefits to offset the annualized decrease in revenue resulting from the sale of its Canadian restaurants:

•	Reduced annualized general and administrative expense of approximately $8 million relative to the Company’s 2014 estimated G&A expense of approximately $275 million.

•	Higher cash flow, due to the expected increase in rent and royalty revenue, as well as lower ongoing capital expenditures.

The Company anticipates the sale of its Canadian restaurants to reduce Adjusted EBITDA by as much as $5 million in 2015, resulting in expected Adjusted EBITDA growth in the mid-to-high single-digit range in 2015. The Company expects the transactions to be neutral to Adjusted EBITDA in 2016 and accretive to Adjusted EBITDA in 2017 and thereafter. The Company expects the transactions to be neutral to net income in 2015 and slightly accretive to net income thereafter.

Company reaffirms 2014 Adjusted EBITDA and Adjusted EPS outlook

For 2014, the Company continues to expect Adjusted EBITDA of $390 million to $400 million, an increase of 6 to 9 percent compared to 2013. The Company also continues to expect Adjusted Earnings Per Share of $0.34 to $0.36.

Estimated 2014 Adjusted Earnings Per Share excludes approximately $40 million of anticipated pretax depreciation for existing assets that the Company expects to replace as part of the Image Activation initiative. The Company expects its total 2014 depreciation and amortization expense to decrease approximately 10 percent compared to 2013, including the impact of accelerated depreciation in both years, primarily as a result of the Company’s system optimization initiative.

Also included in the Company’s 2014 outlook are the following assumptions:

•	Average same-restaurant sales growth of 2.5 to 3.5 percent at Company-operated restaurants.

•	A reduction in interest expense of approximately $15 million, resulting from the Company’s 2013 debt restructuring.

•	Capital expenditures of $280 to $290 million, including approximately $215 million for Company-operated Image Activation restaurants. The Company expects to reimage 200 Company-operated restaurants, including 35 scrape and rebuilds, in addition to the reimaging of 150 to 200 franchise restaurants.

•	Company-operated restaurant margin in a range of 16.3 to 16.8 percent. Included in this forecast is the Company’s expectation for significantly higher beef costs in the second half.

•	A reported effective tax rate of 38 to 40 percent.

“As we enter August, we expect the momentum from our brand transformation to continue with another quarter of positive same-restaurant sales growth, despite rolling over the strong performance of our Pretzel Bacon Cheeseburger promotion in 2013,” Brolick said. “We expect our third-quarter same-restaurant sales growth to be slightly less than the low end of our full-year outlook of 2.5 to 3.5 percent.

“We anticipate a significant year-over-year increase in temporary restaurant closures related to our Image Activation program during the third quarter, when we expect reimaging activity to reach the 2014 peak,” Brolick added. “Due to the impact of these restaurant closures, we expect year-over-year third-quarter Adjusted EBITDA to be approximately flat. However, we also expect to generate a significant year-over-year increase in Adjusted EBITDA in the fourth quarter of this year, when we anticipate realizing the benefit of this accelerated activity.”

As a result of the planned sale of its Canadian restaurants, the Company now expects Adjusted EBITDA growth in the mid-to-high single-digit range in 2015, followed by high single-digit growth in 2016 and low-double-digit Adjusted EBITDA growth beginning in 2017. The Company expects mid-teens Adjusted Earnings Per Share growth beginning in 2015. This outlook includes the expectation for annual same-restaurant sales growth of at least 3 percent beginning in 2015.

Company announces $100 million share repurchase authorization

The Company also announced that its Board of Directors authorized a new share repurchase program for up to $100 million of the Company’s common stock through the end of 2015. The common stock repurchase program will allow the Company to make repurchases as market conditions warrant and to the extent legally permissible.

“Our share repurchase program is an important component of our capital allocation strategy,” Chief Financial Officer Todd Penegor said. “We are confident our strong balance sheet, financial flexibility and cash flow will enable us to fund our organic growth initiatives, including the reinvestment of Canadian restaurant sale proceeds into new franchised restaurant development, while returning capital to shareholders.”

Conference Call and Webcast Scheduled for 9 a.m. Today, August 7

The Company will host a conference call today at 9 a.m. ET, with a simultaneous webcast from the Investors section of the Company’s website at www.aboutwendys.com. The live conference call will be available at (877) 572-6014 or, for international callers, at (281) 913-8524. An archived webcast with the accompanying slides will be available on the Company’s website at www.aboutwendys.com.

Forward-Looking Statements

This news release contains certain statements that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of The Wendy’s Company and its subsidiaries (collectively, the “Company”). Those statements, as well as statements preceded by, followed by, or that include the words “may,” “believes,” “plans,” “expects,” “anticipates,” or the negation thereof, or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). In addition, all statements that address future operating, financial or business performance; strategies, initiatives or expectations; future synergies, efficiencies or overhead savings; anticipated costs or charges; future capitalization; and anticipated financial impacts of recent or pending transactions are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on the Company’s expectations at the time, speak only as of the dates they are made and are susceptible to a number of risks, uncertainties and other factors. The Company’s actual results, performance and achievements may differ materially from any future results, performance or achievements expressed in or implied by the forward-looking statements. For all forward-looking statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect future results and could cause those results to differ materially from those expressed in or implied by the forward-looking statements. Such factors, all of which are difficult or impossible to predict accurately, and many of which are beyond the Company’s control, include, but are not limited to:

(1)	changes in the quick-service restaurant industry, such as consumer trends toward value-oriented products and promotions or toward consuming fewer meals away from home;

(2)	prevailing economic, market and business conditions affecting the Company, including competition from other food service providers, high unemployment and decreased consumer spending levels;

(3)	the ability to effectively manage the acquisition and disposition of restaurants;

(4)	cost and availability of capital;

(5)	cost fluctuations associated with food, supplies, energy, fuel, distribution or labor;

(6)	the financial condition of the Company’s franchisees;

(7)	food safety events, including instances of food-borne illness involving the Company or its supply chain;

(8)	conditions beyond the Company’s control such as weather, natural disasters, disease outbreaks, epidemics or pandemics impacting the Company’s customers or food supplies, or acts of war or terrorism, or security breaches of the Company’s computer systems;

(9)	the effects of negative publicity that can occur from increased use of social media;

(10)	the availability of suitable locations and terms for the development of new restaurants;

(11)	risks associated with the Image Activation program;

(12)	adoption of new, or changes in, laws, regulations or accounting policies and practices;

(13)	changes in debt, equity and securities markets;

(14)	goodwill and long-lived asset impairments;

(15)	changes in interest rates;

(16)	expenses and liabilities for taxes related to periods up to the date of sale of Arby’s as a result of the indemnification provisions of the Arby’s Purchase and Sale Agreement;

(17)	the difficulty in predicting the ultimate costs associated with the sale of Company-operated restaurants to franchisees, employee termination costs, the timing of payments made and received, the results of negotiations with landlords, the impact of the sale of restaurants on ongoing operations, any tax impact from the sale of restaurants and the future impact to the Company’s earnings, restaurant operating margins, cash flow and depreciation; and

(18)	other factors cited in the Company’s news releases, public statements and/or filings with the Securities and Exchange Commission, including those identified in the “Risk Factors” sections of the Company’s Forms 10-K and 10-Q.

The Company’s franchisees are independent third parties that the Company does not control. Numerous factors beyond the control of the Company and its franchisees may affect new restaurant openings. Accordingly, there can be no assurance that commitments under development agreements with franchisees will result in new restaurant openings. In addition, numerous factors beyond the control of the Company and its franchisees may affect franchisees’ ability to reimage existing restaurants in accordance with the Company’s expectations. All future written and oral forward-looking statements attributable to the Company or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for the Company to predict these events or their impact. The Company assumes no obligation to update forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws. The Company does not endorse any projections regarding future performance that may be made by third parties.

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA and Adjusted Earnings Per Share, which exclude certain expenses, net of certain benefits, detailed in the reconciliation tables that accompany this release, are used by the Company as performance measures for benchmarking against the Company’s peers and competitors, and as internal measures of business operating performance. The Company believes Adjusted EBITDA and Adjusted Earnings Per Share provide a meaningful perspective of the underlying operating performance of the Company’s current business. Adjusted EBITDA and Adjusted Earnings Per Share are not recognized terms under U.S. Generally Accepted Accounting Principles (“GAAP”). Because all companies do not calculate Adjusted EBITDA and Adjusted Earnings Per Share (and similarly titled financial measures) in the same way, those measures as used by other companies may not be consistent with the way The Wendy’s Company calculates such measures and should not be considered as alternative measures of net income or earnings per share. Because certain income statement items needed to calculate net income vary from quarter to quarter, the Company is unable to provide projections of net income or earnings per share, or a reconciliation of projected Adjusted EBITDA to projected net income or projected Adjusted Earnings Per Share to projected earnings per share. The Company’s presentation of Adjusted EBITDA and Adjusted Earnings Per Share does not replace the presentation of the Company’s financial results in accordance with GAAP.

About The Wendy’s Company

The Wendy’s Company is the world’s third-largest quick-service hamburger company. The Wendy’s system includes more than 6,500 franchise and Company-operated restaurants in the United States and 29 countries and U.S. territories worldwide. For more information, visit aboutwendys.com or wendys.com.

Investor Contact:

David D. Poplar

Vice President of Investor Relations

(614) 764-3311

david.poplar@wendys.com

Media Contact:

Bob Bertini

Director of Media Relations

(614) 764-3327

bob.bertini@wendys.com

The Wendy’s Company and Subsidiaries

Consolidated Statements of Operations

Three and Six Month Periods Ended June 29, 2014 and June 30, 2013

(In Thousands Except Per Share Amounts)

	Three Months		Six Months
	2014	2013	2014	2013
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues:
Sales	$424,804	$571,198	$857,434	$1,101,871
Franchise revenues	98,623	79,346	189,189	152,355

	523,427	650,544	1,046,623	1,254,226

Costs and expenses:
Cost of sales	347,780	473,298	721,970	934,126
General and administrative	66,982	74,795	137,348	140,105
Depreciation and amortization	39,495	38,719	81,516	90,516
Facilities action charges (income), net	883	6,377	(43,150)	9,415
Impairment of long-lived assets	—	—	332	—
Other operating expense (income), net	4,433	365	(4,261)	610

	459,573	593,554	893,755	1,174,772

Operating profit	63,854	56,990	152,868	79,454
Interest expense	(13,130)	(18,964)	(26,124)	(39,928)
Loss on early extinguishment of debt	—	(21,019)	—	(21,019)
Other income (expense), net	857	48	1,380	(2,223)

Income before income taxes and noncontrolling interests	51,581	17,055	128,124	16,284
Provision for income taxes	(22,574)	(5,053)	(52,814)	(2,149)

Net income	29,007	12,002	75,310	14,135
Net loss attributable to noncontrolling interests	—	222	—	222

Net income attributable to The Wendy’s Company	$29,007	$12,224	$75,310	$14,357

Basic and diluted net income per share attributable to The Wendy’s Company	$0.08	$0.03	$0.20	$0.04

Number of shares used to calculate basic income per share	366,712	393,174	374,132	392,836

Number of shares used to calculate diluted income per share	372,172	397,884	380,762	396,789

	June 29, 2014	December 29, 2013
	(Unaudited)	(Audited)
Balance Sheet Data:
Cash and cash equivalents	$371,660	$580,152
Total assets	4,157,055	4,363,040
Long-term debt, including current portion	1,454,091	1,463,828
Total stockholders’ equity	1,744,366	1,929,486

Reconciliation of Adjusted EBITDA to Net Income

Attributable to The Wendy’s Company

(In Thousands)

(Unaudited)

	Three Months		Six Months
	2014	2013	2014	2013
Adjusted EBITDA	$104,232	$102,086	$191,566	$179,385
(Less) plus:
Depreciation and amortization	(39,495)	(38,719)	(81,516)	(90,516)
Facilities action charges (income), net	(883)	(6,377)	43,150	(9,415)
Impairment of long-lived assets	—	—	(332)	—

Operating profit	63,854	56,990	152,868	79,454

Interest expense	(13,130)	(18,964)	(26,124)	(39,928)
Loss on early extinguishment of debt	—	(21,019)	—	(21,019)
Other income (expense), net	857	48	1,380	(2,223)

Income before income taxes and noncontrolling interests	51,581	17,055	128,124	16,284
Provision for income taxes	(22,574)	(5,053)	(52,814)	(2,149)

Net income	29,007	12,002	75,310	14,135
Net loss attributable to noncontrolling interests	—	222	—	222

Net income attributable to The Wendy’s Company	$29,007	$12,224	$75,310	$14,357

Reconciliation of Adjusted Income and Adjusted Earnings Per Share to Net Income and

Earnings Per Share Attributable to The Wendy’s Company

(In Thousands Except Per Share Amounts)

(Unaudited)

	Three Months
	2014		2013
		Per share		Per share
Adjusted income and adjusted earnings per share	$34,217	$0.09	$31,779	$0.08

(Less) plus:
Depreciation of assets that will be replaced as part of the Image Activation initiative	(3,369)	(0.01)	(2,654)	(0.01)
Facilities action charges, net	(1,841)	(0.00)	(3,986)	(0.01)
Loss on early extinguishment of debt	—	—	(13,137)	(0.03)

Total adjustments	(5,210)	(0.01)	(19,777)	(0.05)

Net income	29,007	0.08	12,002	0.03
Net loss attributable to noncontrolling interests	—	—	222	0.00

Net income and earnings per share attributable to The Wendy’s Company	$29,007	$0.08	$12,224	$0.03

	Six Months
	2014		2013
		Per share		Per share
Adjusted income and adjusted earnings per share	$60,466	$0.16	$44,878	$0.11

Plus (less):
Facilities action (income) charges, net	24,315	0.06	(5,885)	(0.01)
Depreciation of assets that will be replaced as part of the Image Activation initiative	(9,266)	(0.02)	(11,721)	(0.03)
Impairment of long-lived assets	(205)	(0.00)	—	—
Loss on early extinguishment of debt	—	—	(13,137)	(0.03)

Total adjustments	14,844	0.04	(30,743)	(0.07)

Net income	75,310	0.20	14,135	0.04
Net loss attributable to noncontrolling interests	—	—	222	0.00

Net income and earnings per share attributable to The Wendy’s Company	$75,310	$0.20	$14,357	$0.04